Exhibit 99.2

Contact Information:	FTD Group, Inc.
Jandy Tomy
Investor Relations
(630) 724-6984
jtomy@ftdi.com

FOR IMMEDIATE RELEASE

FTD Group, Inc. Appoints William J. Chardavoyne to the Board

DOWNERS GROVE, IL. — Wednesday, August 2, 2006 — FTD Group, Inc. (NYSE: FTD), a leading provider of floral products and services, today announced the appointment of William J. Chardavoyne to its Board of Directors. Mr. Chardavoyne has also been appointed to serve on the board’s audit committee.

Mr. Chardavoyne has over 30 years of finance and management experience. From 2000 to 2006, he held the position of Chief Financial Officer for Santa Monica-based Activision, Inc., an international publisher of interactive entertainment software products. Prior to this, Mr. Chardavoyne was Chief Financial Officer for Movietown.com and held several senior management positions in operations and finance at Columbia Tri Star Home Video, a subsidiary of Sony Pictures Entertainment. In addition, he presently serves on the board of directors and the audit committee of AVP, Inc. Mr. Chardavoyne received a BBA in accounting from Hofstra University and is a certified public accountant.

“We are pleased to welcome Bill to the Board,” stated Michael J. Soenen, Chief Executive Officer of FTD. “His extensive experience will be a tremendous asset to FTD.”

Ted C. Nark has resigned from the audit committee but will remain a valued member of the Board of Directors.

ABOUT FTD GROUP, INC.

FTD Group, Inc. is a leading provider of floral-related products and services to consumers and retail florists, as well as other retail locations offering floral products, in the U.S., Canada and the U.K. Our business is supported by the highly recognized FTD and Interflora brands. Both brands utilize the Mercury Man logo, which is displayed in approximately 50,000 floral shops globally. Our consumer businesses operate primarily through the www.FTD.COM Web site in the U.S. and Canada and the www.interflora.co.uk Web site in the U.K. and are complemented by our florist business, which provides products and services to our independent florist network.

###

3113 Woodcreek Drive • Downers Grove, IL 60515

Main Phone: (630) 719-7800 • www.FTD.COM